Exhibit 10.2

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Virginia

February 11,, 2026

Borrower: GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPMI”); ADMIRAL REAL ESTATE I, LLC, a Delaware limited liability company (“Admiral Real Estate I”); COLONIAL PANTRY HOLDINGS, LLC, a Delaware limited liability company (“Colonial Pantry”); FLORIDA CONVENIENCE STORES, LLC, a Delaware limited liability company (“Florida Convenience”); GPM APPLE, LLC, a Delaware limited liability company (“GPM Apple”); GPM GAS MART REALTY CO, LLC, a Delaware limited liability company (“GPM Gas Mart Realty”); GPM MIDWEST, LLC, a Delaware limited liability company (“GPM Midwest”); GPM MIDWEST 18, LLC, a Delaware limited liability company (“GPM Midwest 18”); GPM SOUTHEAST, LLC, a Delaware limited liability company (“GPM Southeast”); GPM1, LLC, a Delaware limited liability company (“GPM1”); GPM2, LLC, a Delaware limited liability company (“GPM2”); GPM3, LLC, a Delaware limited liability company (“GPM3”); GPM4, LLC, a Delaware limited liability company (“GPM4”); GPM5, LLC, a Delaware limited liability company (“GPM5”); GPM6, LLC, a Delaware limited liability company (“GPM6”); GPM8, LLC, a Delaware limited liability company (“GPM8”); GPM9, LLC, a Delaware limited liability company (“GPM9”); MARSH VILLAGE PANTRIES, LLC, an Indiana limited liability company (“Marsh Village Pantries”); MUNDY REALTY, LLC, an Indiana limited liability company (“Mundy Realty”); NEXT DOOR GROUP, LLC, a Delaware limited liability company (“Next Door Group”); NEXT DOOR RE PROPERTY, LLC, a Delaware limited liability company (“Next Door RE Property”); PANTRY PROPERTY, LLC, an Indiana limited liability company (“Pantry Property”); PRIDE CONVENIENCE HOLDINGS, LLC, a Delaware limited liability company (“Pride Convenience Holdings”); PRIDE MANAGEMENT, LLC, a Delaware limited liability company (“Pride Management”); PRIDE OPERATING, LLC, a Delaware limited liability company (“Pride Operating”); VILLAGE PANTRIES MERGER SUB, LLC, a Delaware limited liability company (“Village Pantries Merger”); VILLAGE PANTRY, LLC, an Indiana limited liability company (“Village Pantry”); VILLAGE PANTRY SPECIALTY HOLDING, LLC, a Delaware limited liability company (“Village Pantry Specialty”); VILLAGE VARIETY STORE OPERATIONS, LLC, a Delaware limited liability company (“Village Variety”); VIVA PANTRY & PETRO OPERATIONS, LLC, a Delaware limited liability company (“Viva Pantry & Petro”) (individually and collectively, jointly and severally, whether one or more in number and in any combination), each having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227.

Guarantor: ARKO CONVENIENCE STORES, LLC, a limited liability company organized under the laws of Delaware, having its chief executive office at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227.

Bank: M&T BANK, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY 14203. Attention: Office of General Counsel.

The Bank and the Borrower agree as follows:

1. DEFINITIONS.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interest, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to the PNC Credit Agreement and shall include its successors and assigns.

“Aggregate Cap” shall mean fifteen percent (15%) of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any add-backs subject to the Aggregate Cap).

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through finance leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Cash Capital Expenditures” shall mean Capital Expenditures made from Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the date hereof, (b) purchase money or other financing or lease transactions permitted hereunder, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP or GPM Empire) or any third party (including a Governmental Body or landlord) for the purpose of making capital improvements, (d) net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges, and (e) all Capital Expenditures funded by Borrower’s own funds to the extent such funds are not proceeds of the Loan.

“Change of Ownership” shall mean: (a) if during any twelve (12) consecutive month period, a majority of the managers of GPMI cease to be composed of individuals (i) who were managers on the first day of such period, (ii) whose election or nomination as managers of GPMI was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the managers, or (iii) whose election or nomination as managers by the member(s) of GPMI was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the managers, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., a Delaware corporation (“ARKO Corp.”), (c) ARKO Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPMI, (d) 100% of the Equity Interests of the Borrower other than GPMI are no longer owned or controlled, directly or indirectly, by GPMI, (e) 100% of the Equity Interests of Arko 21, LLC, a Delaware limited liability company, are no longer owned or controlled by ARKO Corp, (f) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein, or (g) Arie Kotler shall cease to hold office as or perform the day-to-day duties of the Chief Executive Officer of Borrower, unless, prior to such event, the Borrower shall have retained a replacement officer in place of such individual who is reasonably acceptable to Bank.

“Collateral” shall mean, collectively, (i) the real property and improvements thereon identified as the stores more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Real Property Collateral”), and (ii) certain specific equipment financed with the proceeds of the Equipment Loan as more particularly described in the Security Agreement (as hereinafter defined), as modified, amended and/or supplemented from time to time (the “Equipment Collateral”), all as subject to certain liens and security interests conveyed under the Security Instruments.

“Consolidated EBITDA” shall mean net income of Borrower, plus (in each case, solely to the extent deducted in arriving at net income):

(a)
Consolidated Interest Expense for such period;

(b)
federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by Borrower for such period;

(c)
depreciation and amortization expenses for such period;

(d)
fees, expenses and other charges related to Permitted Acquisitions, investments or Dispositions permitted by this Agreement (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000.00 or (y) 7.5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,500,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the date hereof;

(e)
any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(f)
any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges, non-cash rent expenses and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(g)
non-recurring cash expenses for restructuring charges or expenses, dealerization project expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(h)
net unrealized losses on Interest Rate Hedges and fuel hedges permitted by Bank; and

(i)
(A) net cost savings and operating expense reductions actually implemented by Borrower or related to the Loan or a Permitted Acquisition, which are expected to be realized in the good faith judgment of Borrower within 18 months from the end of the

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applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of Borrower within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of Borrower; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus (in each case, solely to the extent included in arriving at net income);

(j)
unusual, extraordinary or non-recurring gains;

(k)
all non-cash items increasing net income of Borrower in such period except for non-cash items that amortize for cash or equipment in a prior period; and

(l)
net unrealized gains on Interest Rate Hedges and fuel hedges permitted by Bank.

Notwithstanding the foregoing or anything herein to the contrary, for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrower shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period.

“Consolidated Interest Expense” shall mean, for any specified period, for Borrower, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses (including exchange rate differences) in respect of Indebtedness for borrowed money (including, without limitation, the interest component of any payments in respect of Finance Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP, plus (b) commissions, discounts and other fees and charges owed by Borrower in respect of letters of credit securing financial obligations and bankers’ acceptance financings, plus (c) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Hedges relating to interest during such period but excluding unrealized gains and losses with respect to any such Interest Rate Hedges.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt Payments” shall mean and include all scheduled principal and cash interest payments actually paid on all Indebtedness of Borrower.

“Deed of Trust” shall mean, individually and collectively, those certain deeds of trust now or hereafter executed by Borrower (or any of them), as grantor, to certain trustees as more particularly described therein for the benefit of Bank, as beneficiary, as security for the Loan, as modified or amended from time to time.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger, consolidation, division, liquidation, or distribution) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions and shall also include the allocation of any assets to any series of such Person.

“Environmental Indemnity” shall mean that certain Fifth Amended and Restated Environmental Compliance and Indemnification Agreement dated of even date herewith executed by Borrower and Guarantor in favor of Bank, as modified or amended from time to time.

“Equipment Loan” shall mean that certain revolving line of credit from Bank to Borrower in the aggregate original principal amount of up to Forty-Five Million and No/100 Dollars ($45,000,000.00), as further described in Section 9 hereinbelow.

“Equipment Release Period” shall mean (i) the twelve (12) month period commencing on the date hereof and ending on the first (1st) anniversary of the date hereof, and (ii) each twelve (12) month period thereafter.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Finance Lease Obligation” shall mean, as applied to any Person, all obligations under Finance Leases of such Person or any of its Subsidiaries , in each case taken at the amount thereof accounted for as liabilities on the balance sheet of such Person in accordance with GAAP.

“Finance Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as finance leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis.

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“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, plus the principal portion of any debt payments received from GPM Empire and/or GPM RE with respect to the GPM Empire/RE Note, minus Cash Capital Expenditures (excluding Growth Capital Expenditures) made during such period, minus cash federal and state income taxes paid during such period (excluding sales, fuel, real property, personal property and payroll taxes), to (b) all Debt Payments made during such period.

“GAAP” shall mean, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“GPM Empire” shall mean GPM Empire, LLC, a Delaware limited liability company.

“GPM RE” shall mean GPM RE LP, a Delaware limited partnership, successor-by-conversion to GPM RE, LLC, a Delaware limited liability company.

“GPM Empire/RE Note” shall mean, individually and collectively, those certain promissory notes dated on or about the date hereof made by each of GPM Empire and GPM RE payable to the order of GPMI.

“Growth Capital Expenditures” or “Growth CapEx” shall mean Cash Capital Expenditures incurred to expand the scale, capacity, or revenue‑generating potential of GPMI’s (or any other Borrower’s) operations. Growth CapEx includes, but is not limited to, the following expenditures consistent with Borrower’s annual capital plan delivered to Bank: (1) capital invested in developing new sites, facilities, or business lines not previously operated by Borrower, with the intent to increase geographic presence, customer reach, or revenue capacity, and (2) Capital Expenditures that materially improve, modernize, or enhance existing assets in a manner expected to increase traffic, sales, or long‑term operating performance (beyond ordinary maintenance).

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person, but excluding the following balance sheet liability items (a) capital stock and surplus earned or otherwise, (b) Operating Leases, (c) accounts payable, (d) other current liabilities, (e) other non-current liabilities, (f) trade accounts payable and other accrued expenses, (g) [reserved], (h) asset retirement obligations, and (i) any earn-out or deferred purchase price adjustment obligation with respect to an acquisition until and unless such obligation shall become earned and due and not promptly paid. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower in order to provide protection to, or minimize the impact upon, such Borrower of increasing floating rates of interest applicable to Indebtedness.

“Leases” shall mean all leases, tenant contracts, rental agreements, franchise agreements, licenses, accounts or other occupancy agreements, whether oral or written, now existing or hereafter entered into, for the use or occupancy of all or any part of the Collateral, together with all modifications, renewals and proceeds thereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquidity” shall mean unencumbered and unrestricted cash or readily marketable securities held in Borrower’s name (excluding any funds held jointly with any Person who is not a Borrower or Guarantor).

“Loan” shall mean, individually and collectively, any extension of credit from Bank to Borrower that is made subject to this Agreement and which incorporates this Agreement by reference in the Loan Documents evidencing, securing or otherwise executed in connection with such extension of credit, including, without limitation, the Real Estate Loan and the Equipment Loan (and each Equipment Loan Advance thereunder). For the avoidance of doubt, this Agreement constitutes the “Credit Agreement” referenced in any of the Loan Documents containing such reference.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), taken as a whole, of the Borrower and its Subsidiaries or the operations, assets, business, properties or prospects of the Borrower, (b) the Borrower’s ability to duly and punctually pay or perform the Loan in accordance with the terms thereof, (c) the value of a material portion of any of the Collateral securing the Loan, or the Bank’s liens on a material portion of the Collateral securing the Loan, or (d) the practical realization of the benefits of Bank’s rights and remedies under this Agreement and the other Transaction Documents.

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“MLP” shall mean GPM Petroleum LP, a Delaware limited partnership.

“Mortgage” shall mean, individually and collectively, those certain mortgages now or hereafter executed by Borrower (or any of them), as mortgagor, to Bank, as mortgagee, as security for the Loan, as modified or amended from time to time.

“Obligations” shall mean the payment of (i) all sums due under the Transaction Documents in connection with the Loan, (ii) all extensions, renewals, refinancings, modifications and replacements thereof, and all interest and related charges, and (iii) all fees, late fees, expenses and reasonable attorneys’ fees and costs that have been or may hereafter be contracted or incurred in connection with the Loan, together with the performance of all of the terms, covenants, conditions, agreements, obligations and liabilities of Borrower under this Agreement or the other Transaction Documents.

“Operating Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as operating leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided that an Operating Lease is a lease in which the lessee does not obtain substantially all of the economic benefits or control of the underlying asset and which, at commencement, fails all five finance-lease classification tests under GAAP.

“Permitted Acquisitions” shall mean:

(a)
all acquisitions consummated prior to the date hereof to the extent such acquisitions were permitted hereunder or otherwise approved in writing by Bank;

(b)
any acquisition that has the closing purchase price funded solely by the MLP or GPM Empire (provided that Borrower may pay (x) a portion of the purchase price in an amount not to exceed $20,000,000 in the aggregate plus (y) the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business so long as, in each case, at the time of and after giving effect to such payment, no restriction applies to Borrower making such payment under the PNC Credit Agreement); or

(c)
any other acquisition that meets the following conditions:

(i) at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrower shall deliver to Bank, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Bank;

(ii) such Person and its Subsidiaries shall be required to become a borrower hereunder and under the other applicable Transaction Documents pursuant to one or more joinder agreements in form reasonably satisfactory to Bank and otherwise comply with its obligations under the Transaction Documents within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that will not be providing Collateral to secure the Loan; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a borrower or the purchased assets are not required to become Collateral shall not exceed an amount equal to $5,000,000 (provided that any cash and cash equivalents in foreign bank accounts of foreign subsidiaries shall not be subject to such cap);

(iii) immediately before and immediately after giving effect to any such purchase and any indebtedness incurred or assumed in connection therewith on a pro forma basis, no Event of Default shall have occurred and be continuing; and

(iv) such acquisition is not a hostile or contested acquisition.

“Permitted Holders” shall mean any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P., and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PNC” shall mean PNC Bank, National Association, as agent and lender under the PNC Credit Agreement.

“PNC Credit Agreement” shall mean that certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement, dated as of February 28, 2020, together with all amendments, restatements and modifications thereto now and hereafter existing. For purposes of clarification, a copy of the PNC Credit Agreement in effect as of the date of the issuance of common equity interests of ARKO Petroleum Corp.

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in an initial primary public offering pursuant to an effective registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933 is attached hereto as Exhibit “C”.

“Primary Suppliers” shall mean, collectively, Valero, BP, Exxon, Marathon, Shell, Motiva and Core-Mark and each individually referred to as a “Primary Supplier.”

“Real Estate Loan” shall mean that certain extension of credit from Bank to Borrower in the original principal amount of Seventy-Three Million and No/100 Dollars ($73,000,000.00), as evidenced by that certain Third Amended, Restated and Consolidated Term Note dated of even date herewith made by Borrower payable to the order of Bank in the original principal amount of the Real Estate Loan (as modified, amended, renewed, restated or replaced from time to time, the “Real Estate Note”).

“Real Property” shall mean all of the real property owned, leased or operated by any Borrower on or after the date hereof, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Release Fee Amount” shall mean, in connection with any Partial Release, an amount equal to (a) with respect to the Real Property Collateral identified as Store 591, Store 592, Store 593, Store 594, Store 595, Store 596, Store 597, Store 3159, Store 3514, Store 3823, Store 5621 and Store 632, the greater of (i) the amount shown on Exhibit “B” attached hereto and made a part hereof, or (ii) the amount required for Borrower to maintain a one hundred percent (100%) loan-to-value ratio using (A) the aggregate value of all remaining Real Property Collateral, as determined by Bank, and (B) the outstanding principal balance of the Real Estate Loan (after giving effect to any such curtailment), (b) with respect to the Real Property Collateral identified as Store 3402, Store 3407, Store 3408, Store 3411, Store 3414, Store 3416, Store 3422, Store 3424, Store 3427, Store 3465, Store 3466, Store 5561, Store 3133, Store 5623, Store 17395 and Store 4634, the greater of (i) seventy-five percent (75%) of the most recent appraised value of such parcel of Real Property Collateral, or (ii) the amount required for Borrower to maintain a one hundred percent (100%) loan-to-value ratio using (A) the aggregate value of all remaining Real Property Collateral, as determined by Bank, and (B) the outstanding principal balance of the Real Estate Loan (after giving effect to any such curtailment), and (c) with respect to each other parcel of Real Property Collateral, the greater of (i) seventy percent (70%) of the most recent appraised value of such parcel of Real Property Collateral, or (ii) the amount required for Borrower to maintain a one hundred percent (100%) loan-to-value ratio using (A) the aggregate value of all remaining Real Property Collateral, as determined by Bank, and (B) the outstanding principal balance of the Real Estate Loan (after giving effect to any such curtailment).

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of such Person or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Equity Interests or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean that certain Third Amended and Restated Security Agreement dated of even date herewith executed by Borrower, as debtor, in favor of Bank, as secured party, encumbering the Equipment Collateral, as modified, amended and/or supplemented from time to time.

“Security Instruments” shall mean, collectively, the Mortgage, the Deed of Trust and the Security Agreement.

“Subsidiary” or “Subsidiaries” shall mean any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries provided, however that any Subsidiary which has no activities shall not be included as a Subsidiary.

“Tax Distribution” shall mean, for each taxable year in which GPMI is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions or payments made by GPMI to its direct or indirect owner(s) related to tax obligations attributable to the operations of GPMI and its Subsidiaries, provided that the amount of such Tax Distributions with respect to any taxable year does not exceed the amount that the Borrowers and their Subsidiaries would have been required to pay in respect of the income taxes for such taxable year had the Borrowers and their Subsidiaries been a stand alone taxpayer or stand alone group (separate from any such direct or indirect parent company) for the applicable taxable years.

“Test Period” shall mean, for any date of determination, as applicable, the four (4) consecutive fiscal quarters of Borrower most recently ended with respect to which Bank has received (or was required to have received) certified financial statements pursuant to Section 3(a) hereinbelow as of such date of determination.

“Transaction Documents” or “Loan Documents” means this Agreement and all documents, instruments or other agreements by the Borrower in favor of the Bank in connection (directly or indirectly) with any Loan, whether now or hereafter in existence, including promissory notes, security

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agreements, guaranties and letter of credit reimbursement agreements, and specifically including, without limitation, the Real Estate Note and each Term Note (as hereinafter defined).

2. REPRESENTATIONS AND WARRANTIES. Each Borrower and Guarantor makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

a. Good Standing; Authority. Each Borrower and each Subsidiary thereof and Guarantor, are duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each Borrower, and each Subsidiary thereof, and Guarantor are duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and has the power and authority to own each of its assets and to use them in the ordinary course of business now and in the future.

b. Compliance. Each Borrower and each Subsidiary thereof and Guarantor, conducts its business and operations and the ownership of its assets in material compliance with each applicable statute, regulation and other law, including environmental laws. All material approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of each Borrower’s, and of each Subsidiary’s and Guarantor’s, business and for the Loan have been duly obtained and are in full force and effect. Each Borrower and each Subsidiary thereof and Guarantor, is in compliance with the Approvals. Each Borrower, and each Subsidiary thereof and Guarantor, is in material compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to such Person depending on its organizational structure (“Governing Documents”). To Borrower’s and Guarantor’s knowledge, each Borrower, and each Subsidiary thereof and Guarantor, is in compliance with each agreement to which it is a party or by which it or any of its assets is bound and which, if not in effect, would have a Material Adverse Effect.

c. Legality. The execution, delivery and performance by the Borrower and Guarantor of this Agreement and all of the other Transaction Documents, (i) are in furtherance of such Person’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to such Person or any Subsidiary or (B) violate such Person’s or any Subsidiary’s Governing Documents, constitute a default under any agreement binding on such Person or any Subsidiary or result in a lien or encumbrance on any of the Collateral securing the Loan; and (iii) have been duly authorized by all necessary organizational actions.

d. Fiscal Year. The fiscal year of the Borrower is the calendar year.

e. Title to Assets. The Borrower has good and marketable title to the assets constituting Collateral for the Loan free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule 2.E. “Permitted Liens” or pursuant to the Bank’s prior written consent (the “Permitted Liens”).

f. Judgments and Litigation. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator which involves the Borrower or the Guarantor, or their respective assets that would have a Material Adverse Effect (“Action”).

g. Full Disclosure. Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower, the Guarantor contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading in any material respect. Neither the Borrower nor Guarantor has failed to disclose to the Bank any fact that might have a Material Adverse Effect.

h. Confession of Judgment. No Borrower or Guarantor is a party to any note, guaranty, agreement or any other loan document with another creditor that contains any provisions permitting such creditor to obtain a judgment by confession against such Person.

3. AFFIRMATIVE COVENANTS. So long as this Agreement is in effect, Borrower shall:

a. Financial Statements and Other Information. Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its fiscal quarters, internally-prepared consolidated financial statements of GPMI and its Subsidiaries as of the end of such quarter, which financial statements shall consist of an income statement and statement of cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a balance sheet as of the quarter end all in such detail as the Bank may reasonably request, together with a store profit and loss statement for the properties owned and/or operated by the Borrower and encumbered by the Security Instruments; (ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of GPMI and its Subsidiaries as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be audited by an independent certified public accountant acceptable to the Bank; all such statements shall be certified by the Borrower’s chief financial officer or other such person responsible for the financial management of the Borrower to be correct and in accordance with the Borrower’s records and to present fairly the results of GPMI and its Subsidiaries’ fully consolidated operations and cash flows and their financial position at year end; (iii) within sixty (60) days after the end of each of its fiscal quarters, an internally-prepared balance sheet and an internally-prepared income statement of Guarantor, all in reasonable detail, stating in comparative form the respective figures from the corresponding date and period in the previous fiscal year, all prepared in accordance with past accounting practice consistently applied; and (iv) with each internal consolidated financial statement, a certificate executed by the Borrower’s chief financial officer or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the consolidated statement of operations and condition (financial or other) of GPMI and its Subsidiaries

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during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto. Borrower and Guarantor shall also promptly provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of Borrower and/or Guarantor.

b. Accounting; Tax Returns and Payment of Claims. Maintain a system of accounting in accordance with generally accepted accounting principles, has filed and will file each material tax return required of it and, except as disclosed in the Schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business, the failure to pay such which would constitute a Material Adverse Effect.

c. Inspections. Promptly upon the Bank’s request, permit, and cause its Subsidiaries to permit, the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants.

d. Operating Accounts. Borrower shall, within 30 days after the date hereof, use its commercially reasonable best efforts to maintain a minimum deposit balance with Bank of $35,000,000.00.

e. Changes in Management and Control. Immediately upon any change in the identity of the Borrower’s or Guarantor’s chief executive officer or in its 25% beneficial ownership, the Borrower will provide to the Bank a certificate executed by a senior officer authorized to transact business on behalf of the Borrower or Guarantor, as applicable, specifying such change.

f. Notice of Defaults and Material Adverse Changes. Immediately upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a Material Adverse Effect, (iii) any Action, Borrower will provide to the Bank a certificate executed by a senior officer authorized to transact business on behalf of the Borrower specifying the date(s) and nature of the Event of Default, event or condition or the Action and what steps the Borrower has taken or proposes to take with respect to it, or (iv) any change of its address or of the location of any Collateral securing the Loan.

g. Insurance. Borrower shall maintain its, and cause its Subsidiaries to maintain, property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as and if required. In addition, Borrower shall (i) maintain and (provide to Bank evidence of) environmental insurance coverage with respect to the Collateral, and (ii) comply with the insurance requirements set forth in the Security Instruments encumbering the Collateral for the Loan, and the environmental insurance requirements set forth in the Environmental Indemnity.

h. Commitment Fee; Other Fees. On or before the date hereof, Borrower shall pay to the Bank a commitment fee in the amount of $150,000.00 with respect to the Loan.

i. Further Assurances. Promptly upon the request of the Bank, Borrower execute, and cause Guarantor and its Subsidiaries to execute, and deliver each writing and take each other action that the Bank reasonably deems necessary or desirable in connection with the Loan.

j. Power to Confess Judgment. In the event that any Borrower or Guarantor enters into any note, guaranty, agreement or other loan document with another creditor permitting such creditor to obtain a judgment by confession against such Person, it agrees to (a) notify the Bank immediately upon the execution of such document, and (b) within five (5) business days, execute such documentation as the Bank deems necessary in its sole discretion to allow the Bank confession of judgment rights against it, including, without limitation, modifications or restatements of any note or guaranty evidencing, securing or executed in connection with the Loan.

k. Leases. Borrower shall deliver copies of all Leases of any portion of the Real Property Collateral which have a duration of 1 year or longer, if applicable, within thirty (30) days of the execution thereof.

l. Conduct of Business and Maintenance of Existence and Assets. (a) Other than the closing or dealerization of any stores of Borrowers in the Ordinary Course of Business that could not reasonably be expected to cause a Material Adverse Effect, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of the PNC Credit Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

m. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being properly contested, and (b) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

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n. Federal Securities Laws. Promptly notify Bank in writing if any Borrower, or any of its Subsidiaries or Guarantor, (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act. For avoidance of doubt, the foregoing does not require notification to Bank if any Borrower, or any of its Subsidiaries or Guarantor is required to file Schedules 13D, Schedules 13G or Forms 4s.

o. Subsidiaries. Provide notice to Bank upon the occurrence of any of the following events: (i) if any Borrower forms any Subsidiary, or (ii) if any Borrower enters into any partnership, joint venture or similar arrangement.

p. Protection of Collateral. Borrower shall keep and maintain the Collateral and all component parts thereof in a state of good condition and repair and protect and preserve the value thereof. Borrower shall at all times protect Bank’s lien and security interest in the Collateral and all component parts thereof. Without Bank’s prior written consent, such consent not be unreasonably withheld or delayed in the exercise of Bank’s commercially reasonable discretion, Borrower shall not (i) sell, transfer (except with respect to Borrower among Borrower locations to the extent the financing statement related thereto continues to accurately identify such Collateral), cease to own, or convey all or any portion of any interest in the Collateral or any component part thereof (except for (A) replacements or substitutions in the ordinary course of business with property that will be subject to a first-priority Lien in favor of Bank or (B) any Collateral that becomes obsolete or worn-out and for which no replacement or substitution is required to operate the business of Borrower), or (ii) acquire any personalty for incorporation into or affixation to the Collateral or any component part thereof by way of conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument which would constitute a security interest, lien or leasehold interest on such personalty. In amplification of the foregoing, Borrower shall not replace any of the Collateral (or any component part thereof) with any replacement or substitute property, or obtain any personalty as described in the foregoing subsection (ii), that would not be subject to a first-priority Lien in favor of Bank unless specifically consented to in writing by Bank. Bank hereby expressly reserves the right to condition any such consent upon the execution and delivery of such reasonable documentation as Bank reasonably require, including, without limitation, a collateral assignment in favor of Bank of any such conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument, in form and substance satisfactory to Bank in all respects. For the avoidance of doubt, the defined term “Collateral” (1) shall specifically include the following at any Real Property securing the Loan, but (2) shall specifically exclude the following at any other locations of Borrower unless specifically listed in a schedule to the applicable Loan Document as collateral financed pursuant to the Equipment Loan: any and all fuel pumps, fuel dispensers, underground storage tanks, above-ground storage tanks, canopies, signage, air dispensers, vehicle vacuums, lighting, heating, ventilating, air conditioning, incinerating, sprinkling, laundry, lifting and plumbing fixtures and equipment, water and power systems, loading and unloading equipment, burglar alarms and security systems, fire prevention and fire extinguishing systems and equipment, engines, boilers, ranges, refrigerators, stoves, furnaces, oil burners or units, communication systems and equipment, dynamos, transformers, motors, tanks, electrical equipment, elevators, escalators, cabinets, partitions, ducts, compressors, switchboards, storm and screen windows and doors, awnings and shades, and shrubbery. Additionally, for avoidance of doubt, Bank agrees and acknowledges that it is customary in the business of the Borrower for the Borrower to obtain various capital improvements through the use of equipment financing as permitted by the PNC Credit Agreement.

q. Amendments to PNC Credit Agreement. Within ten (10) days following the execution of any amendment or modification to the PNC Credit Agreement, Borrower shall deliver a copy of such amendment or modification to Bank. Bank reserves the right to adjust or otherwise amend any of the covenants described herein based upon its review of any such amendment or modification to the PNC Credit Agreement to either (i) conform to the covenants in the PNC Credit Agreement, as thereby amended, or (ii) remain consistent with the covenants in place under the PNC Credit Agreement immediately prior to giving effect to such amendment or modification. In amplification of the foregoing, within fifteen (15) days following Bank’s request, Borrower, Guarantor and Bank shall execute any documents or instruments as required by Bank in its sole but reasonable discretion in connection with any such amendment or modification to the PNC Credit Agreement, including, without limitation, amendments or modifications to this Agreement.

r. Appraisals. Borrower acknowledges and agrees that Bank may elect, in its sole and absolute discretion, to order updated appraisals of the Real Property Collateral at any time during the term of the Loan, the cost of which shall be borne by Borrower. In the event that the outstanding principal amount of the Real Estate Loan exceeds, at any time, seventy percent (70%) of the most recent appraised value of the Real Property Collateral in the aggregate, as determined by Bank (the “LTV Requirement”), then, upon notice from Bank, Borrower shall immediately make repayments of principal under the Real Estate Note in order to satisfy the LTV Requirement.

s. Information as to Borrower. Each Borrower shall, until the satisfaction in full of the Loan and the termination of this Agreement, provide Bank with copies of all notices furnished to Agent under Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.10, Section 9.14, Section 9.15 and Section 9.17 of the PNC Credit Agreement; provided, however, that with respect to any notices to be furnished to Agent under Section 9.1, Section 9.3 and Section 9.17 of the PNC Credit Agreement, Borrower shall only be obligated to provide Bank with copies of such notices furnished to Agent with respect to the Collateral. Each Borrower shall until the satisfaction in full of the Loan and the termination of this Agreement, provide Bank with copies of all information supplied to Agent pursuant to Section 9.7, Section 9.8 and Section 9.9 of the PNC Credit Agreement. Borrower shall provide a copy of the most recent version of the PNC Credit Agreement within fifteen (15) days following Bank’s request therefor.

4. NEGATIVE COVENANTS. As long as this Agreement is in effect, no Borrower shall violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants without the prior written consent of Bank. No Borrower shall:

a. Liens. (i) Permit any of the Collateral to be subject to any Lien, except as set forth on the Schedule titled “Permitted Liens” and except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmen’s, mechanics’, carriers’ and similar liens arising in the normal course of business; and/or (ii) directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets

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of any kind (real or personal, tangible or intangible) of any such Person (including its Equity Interests) (subject to the exceptions set forth in the PNC Credit Agreement).

b. Changes In Form. (i) Do business under or otherwise use any name other than its true name or registered or unregistered trade names (including, but not limited to, Apple Market, Breadbox, ExpressStop, E-Z Mart, fas mart®, Li’l Cricket, RStore, Pride Stores, Roadrunner Markets, Scotchman and Village Pantry and applicable fuel brands such as BP and Valero), (ii) make any material change in its business, structure, purposes or operations that might have a material adverse effect on such Person, (iii) permit any change in control of the ownership or operation of the Collateral, or (iv) make, terminate or permit to be revoked any election pursuant to Subchapter S of the Internal Revenue Code.

c. Merger, Consolidation, Acquisition and Dispositions.

(i)
Liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any Person (or any division thereof), other than in connection with a Permitted Acquisition, provided, that (a) any Borrower (other than GPMI) or a Subsidiary of any Borrower may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower, so long as, to the extent GPMI is a party to such merger, GPMI is the surviving entity, (b) any Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, GPMI, so long as, after giving effect to such liquidation, dissolution or merger, no Event of Default has occurred and is continuing, (c) any Borrower (other than GPMI) may liquidate or dissolve voluntarily into, and may merge with and into any Borrower, (d) any Subsidiary of a Borrower that is not itself a Borrower may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary of a Borrower that is not itself a Borrower, (e) the assets or Equity Interests of any Borrower (other than GPMI) or Subsidiary of any Borrower may be purchased or otherwise acquired by any Borrower, (f) the assets or Equity Interests of any Subsidiary that is not itself a Borrower may be purchased or otherwise acquired by any Borrower or Subsidiary of a Borrower and (g) any Borrower and its Subsidiaries may create wholly-owned Subsidiaries to the extent the investment therein or thereto is permitted under this Agreement (including any Permitted Acquisitions); provided, however, that, in the event that Bank does not consent to such merger, consolidation, reorganization or acquisition pursuant to this Agreement, so long as (I) no default or Event of Default, however denominated, has occurred under this Agreement or the other Loan Document, and (II) Borrower has provided evidence satisfactory to Bank in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, Borrower shall be in proforma compliance with the financial covenants set forth in this Agreement, then such Borrower may proceed with such merger, consolidation, reorganization or acquisition so long as, prior to the consummation thereof, Borrower shall have reduced the principal amount outstanding under the Real Estate Loan to an amount not greater than sixty-five percent (65%) of the value of the Collateral constituting Real Property (as determined by Bank in its reasonable discretion) (the “Reduced LTV Requirement”), which reduction may be applied by Bank to the Loan in such order and manner as Bank may elect; provided, further, that Bank’s prior written consent shall not be required for any such merger, consolidation, reorganization or acquisition in the event that (A) the Loan is in compliance with the Reduced LTV Requirement, whether due to a principal reduction pursuant to this Section 4(c)(i) or otherwise, (B) no default or Event of Default, however denominated, has occurred under this Agreement or the other Loan Documents, and (C) Borrower has provided evidence satisfactory to Bank in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, Borrower shall be in proforma compliance with the financial covenants set forth in this Agreement. Notwithstanding any contrary provision contained in any of the Loan Documents, any prepayment of the Loan made solely for purposes of achieving the Reduced LTV Requirement pursuant to this Section 4(c)(i) may be made without premium or penalty. Any consent required by Bank pursuant to this Section 4(c)(i) shall be provided within a commercially reasonable timeframe upon Borrower’s delivery to Bank of sufficient information regarding the details of such merger, consolidation, reorganization or acquisition and evidence of Borrower’s proforma compliance with the financial covenants set forth in this Agreement. In addition, no Borrower shall, and no Borrower shall cause or permit any of its Subsidiaries to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) (subject to the exceptions set forth in the PNC Credit Agreement).

(ii)
Make a Disposition, or enter into any agreement to make a Disposition not permitted under Section 7.1(b) of the PNC Credit Agreement (subject to the exceptions set forth in the PNC Credit Agreement).

d. Investments. Purchase, make, incur, assume or permit to exist any investment in any other Person (subject to the exceptions set forth in the PNC Credit Agreement).

e. Restricted Payments, etc. Make any Restricted Payment, or make any deposit for any Restricted Payment (subject to the exceptions set forth in the PNC Credit Agreement).

f. Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, other than Indebtedness existing as of the date hereof and disclosed to Bank in writing (subject to the exceptions set forth in the PNC Credit Agreement).

g. Transactions with Affiliates. Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (subject to the exceptions set forth in the PNC Credit Agreement).

h. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

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i. Restrictive Agreements, etc. Enter into any agreement (other than as contemplated by the Transaction Documents and/or the PNC Credit Agreement) prohibiting any of the following (subject to the exceptions set forth in the PNC Credit Agreement): (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired in favor of Bank and/or Agent; (b) the ability of such Person to amend or otherwise modify any of the Transaction Documents and/or such documents as contemplated by the PNC Credit Agreement; or (c) the ability of such Person to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

j. Change of Ownership. Permit a Change of Ownership to occur, unless such Change of Ownership has been approved by Bank. Immediately upon the occurrence of any Change of Ownership approved by Bank, Borrower will provide to Bank a certificate executed by a senior officer authorized to transact business on behalf of Borrower, specifying such Change of Ownership.

5. FINANCIAL COVENANTS. Borrower (on a consolidated basis) shall maintain compliance with at least one (1) of the following financial covenants, tested quarterly as of the last day of each Test Period on (i) an annualized basis from the date hereof for the Test Periods ending March 31, 2026, June 30, 2026, September 30, 2026 and December 31, 2026, and (ii) a trailing twelve (12) month basis for each Test Period thereafter, all commencing with the Test Period ending March 31, 2026:

a.
Liquidity. Borrower (on a consolidated basis) shall maintain Liquidity of not less than the sum of (i) the outstanding principal balance of the Loan (i.e., the outstanding principal balance of the Real Estate Loan plus the outstanding principal balance of any outstanding Equipment Loan Advance), plus (ii) Indebtedness owing to PNC. For the avoidance of doubt, Indebtedness pursuant to any premium finance agreement, intercompany Indebtedness owing to any Affiliate of any Borrower, Indebtedness in respect of Finance Leases and Operating Leases shall be excluded from the calculation of compliance with this Section 5(a).

b.
Fixed Charge Coverage Ratio. Borrower (on a consolidated basis) shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

For the avoidance of doubt, Borrower shall report the calculation of both of the covenants described in this Section 5 as of each Test Period in the certificate provided by Borrower pursuant to Section 3(a)(iv) hereinabove; provided, however, that Borrower (on a consolidated basis) need only be in compliance with one (1) of such covenants.

6. DEFAULT.

a. Events of Default. Any of the following events or conditions shall constitute an “Event of Default” (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any amount due under the Loan, or any part thereof, with such failure continuing for three (3) business days; (ii) default by the Borrower in the performance of any other obligation, term or condition of this Agreement, or the other Transaction Documents, and, in the event such default is deemed capable of cure by Bank in its sole discretion, the continuation of such default for thirty (30) days after notice from Bank to Borrower (or sixty (60) days’ notice when such default is not capable of cure within a thirty (30) day period, as determined by Bank, and the Borrower is diligently pursuing such cure); (iii) default by the Borrower in the performance of any other obligation, term or condition under any indebtedness or obligation owing to the Bank (other than hereunder or in the Transactional Documents) beyond any applicable cure or grace period, including, without limitation, failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any amount due under such indebtedness; (iv) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (v) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vi) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days); (vii) the reorganization or dissolution of the Borrower (or the making of any agreement therefor); (viii) INTENTIONALLY DELETED; (ix) the entry of any final judgment or order of any court, other governmental authority or arbitrator against the Borrower that would have a Material Adverse Effect; (x) the material falsity, omission or inaccuracy of any facts submitted to the Bank (whether in a financial statement or otherwise); (xi) an adverse change in the Borrower, its business, assets, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank, and which change constitutes a Material Adverse Effect; (xii) any pension plan of the Borrower fails to comply with applicable law or has vested unfunded liabilities such that the lack of compliance or failure constitutes a Material Adverse Effect; (xiii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture or any property of the Borrower to any governmental authority; (xiv) the occurrence of any event described in Section 6(a)(i) through and including 6(a)(xiii) with respect to Guarantor, any Subsidiary or to any other endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Loan; or (xv) the occurrence of any event of default (beyond any applicable grace, notice and/or cure period) under the PNC Credit Agreement that is not waived by PNC.

b. Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank, applicable law, in equity or otherwise and may declare all or any part of the Loan not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower. All or any part of the Loan whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 6(a)(vi) above. The

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provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Loan which may now or hereafter be payable on demand.

7.
EXPENSES. The Borrower shall within seven (7) business days of written notice pay to the Bank all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Loan, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of the Loan or any guaranty thereof; (iii) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (iv) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Loan from the date payment is demanded by the Bank to the date reimbursed by the Borrower. All such costs, expenses or fees under this Agreement shall be added to the Loan.

8.
TERMINATION. This Agreement shall remain in full force and effect until all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full.

9.
EQUIPMENT LOAN. Bank shall make one or more additional extensions of credit to Borrower under the Equipment Loan in an aggregate amount not to exceed the maximum principal amount of the Equipment Loan to finance capital equipment expenditures, subject to the following terms and conditions:

(i)
Subject to the satisfaction of the conditions precedent set forth in subsection (iii) below, Bank shall make advances of principal under the Equipment Loan (each, an “Equipment Loan Advance”) to Borrower from time to time until that date which is the fifth (5th) anniversary of the date hereof (the “Availability Period”); provided, however, that the principal amount of all outstanding Equipment Loan Advances shall not exceed the maximum principal amount of the Equipment Loan. The Equipment Loan shall be a revolving credit facility. Subject to all applicable provisions in this Agreement, each Term Note, and any and all other agreements between Borrower and Bank related to the Equipment Loan, the Borrower may borrow, pay, prepay and reborrow under the Equipment Loan at any time during the Availability Period, and any amount of principal that has been repaid under any Term Note may be reborrowed as an additional Equipment Loan Advance after such repayment. Borrower may request Equipment Loan Advances not more than once per calendar quarter to reimburse Borrower for equipment purchased in the preceding one hundred eighty (180) day period (or prior to such one hundred eighty (180) day period to the extent approved by PNC); and the preceding three hundred (300) day period for the initial Equipment Loan Advance after the date hereof; provided, however, that Borrower may not request any Equipment Loan Advance in an amount less than $500,000.00.

(ii)
Each Equipment Loan Advance shall be evidenced by a separate term note (each, as modified, amended, renewed, restated or replaced from time to time, a “Term Note”) in the amount of each respective Equipment Loan Advance, made by Borrower (jointly and severally as co-borrowers) payable to Bank in accordance with the terms thereof. Each Term Note shall (a) bear interest at a variable rate equal to 2.25% above the greater of (I) the Variable Loan Rate (as defined in the applicable Term Note), or (II) 0.00% (collectively, the “Equipment Loan Rate”), (b) be repaid in monthly payments of principal (calculated using an amortization period equal to the term of such Equipment Loan Advance) plus accrued and unpaid interest, and (c) mature on that date which is up to five (5) years after the date of the applicable Equipment Loan Advance memorialized thereby.

(iii)
Prior to the end of the Availability Period, Borrower shall give Bank written notice (or telephonic notice promptly confirmed in writing) of each requested Equipment Loan Advance not less than ten (10) business days prior to the making of each Equipment Loan Advance requested. Each notice shall be irrevocable and shall specify the principal amount of such Equipment Loan Advance (provided, however, that no Equipment Loan Advance shall exceed one hundred percent (100%) of the cost of the Equipment Collateral financed thereby, as determined by Bank), as well as the proposed date of the closing of such Equipment Loan Advance. Upon the satisfaction of the following conditions, Bank will make the proceeds of each Equipment Loan Advance available to Borrower on the date specified in the applicable notice by crediting an account maintained by Borrower with Bank or, at Borrower’s option, by delivering a wire transfer of such amount to an account designated by Borrower to Bank: (1) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (2) Borrower shall have delivered to Bank such information as Bank may reasonably request with respect to the Equipment Collateral financed with the proceeds of such Equipment Loan Advance, in form and substance satisfactory to Bank; and (3) Borrower shall have executed and delivered to Bank, or caused to be executed and delivered to Bank) (A) the Term Note evidencing such Equipment Loan Advance, (B) a modification, supplement and/or joinder to the Security Agreement executed and delivered by the applicable Borrower granting a security interest to Bank in the Equipment Collateral financed thereby, and (C) such other documents and/or instruments as Bank shall reasonably require, all in form and substance satisfactory to Bank. In amplification of the foregoing, Borrower authorizes (both prospectively and retroactively) Bank to file financing statements, and any continuations and amendments thereof, with respect to the Equipment Collateral financed with the proceeds of each Equipment Loan Advance, without Borrower’s signature and at Borrower’s sole cost and expense.

10.
USA PATRIOT ACT NOTICE. Bank hereby notifies the Borrower and Guarantor that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow Bank to identify the Borrower and Guarantor in accordance with the Patriot Act. Each Borrower and Guarantor agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

12 © M&T Bank, 2004

11.
MISCELLANEOUS.

a. Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address below) or to Bank (at the address below and separately to the Bank officer responsible for GPMI’s relationship with Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., FedEx). Notice by e-mail is not valid notice under this or any other agreement between Borrower, Guarantor and Bank.

If to Borrower and/or Guarantor:

GPM Investments, LLC

Arko Convenience Stores, LLC

Attn: CFO

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

With a copy to:

Attn: General Counsel

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

If to Bank:

M&T Bank

One M&T Plaza

Buffalo, New York 14203

Attention: Office of the General Counsel

With a copy to:

Katie Kong

M&T Bank

77 Upper Rock Circle, Suite 800

Rockville, Maryland 20850

And a copy to:

Jamie Watkins Bruno, Esq.

Williams Mullen PC

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

b. Generally Accepted Accounting Principles. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate. Notwithstanding the foregoing, and notwithstanding that Borrower accounts for its financial activity in accordance with generally accepted accounting principles, Bank acknowledges and agrees that financial information provided by Guarantor will be in a management format from its systems and not delivered in accordance with GAAP.

c. Indemnification. If after receipt of any payment of all, or any part of, the Loan, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned

13 © M&T Bank, 2004

upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d. Further Assurances. From time to time, the Borrower shall take, and cause its Subsidiaries and Guarantor to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e. Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. In the event of any unreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f. Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules. THE BORROWER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH, AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S OR GUARANTOR’S ADDRESS AS SET FORTH IN THE ABOVE SECTION ENTITLED “NOTICES;” PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER OR GUARANTOR INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER OR GUARANTOR WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower and Guarantor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower and Guarantor, and Borrower and Guarantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g. Joint and Several; Successors and Assigns. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts, which become due, and the performance of all obligations under this Agreement, and the term “the Borrower” shall include each as well as all of them. This Agreement shall be binding upon the Borrower and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Loan; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h. Waivers; Changes in Writing. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The Borrower and Guarantor expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank. No notice to or demand on the Borrower or Guarantor in any case shall entitle the Borrower or Guarantor to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower, Guarantor and the Bank.

i. Interpretation. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or;” the word “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” and captions or section headings are solely for convenience and not part of the substance of this Agreement. Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j. Waiver of Jury Trial. The Borrower, GUARANTOR and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury the Borrower, GUARANTOR and the Bank may have in any action or proceeding, in law or in equity, in connection with this Agreement or any transactions related hereto. The Borrower AND GUARANTOR represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. The Borrower AND GUARANTOR acknowledges that the Bank has been induced to enter into this Agreement by, among other things, the provisions of this Section.

k. Amendment and Restatement; Termination of Master Covenant Agreement. This Fourth Amended and Restated Credit Agreement hereby amends and restates that certain Third Amended and Restated Credit Agreement dated as of November 21, 2023 by and among certain

14 © M&T Bank, 2004

of Borrower and Bank, as modified by that certain Amendment to Third Amended and Restated Credit Agreement dated as of May 13, 2025, as further modified, amended, renewed, restated or replaced from time to time. No novation is intended hereby. For the avoidance of doubt, that certain Third Amended and Restated Master Covenant Agreement dated as of May 13, 2025 by and between GPMI and Bank is hereby deemed terminated, null, void and of no further force or effect in all respects as of the date hereof.

12.
COLLATERAL RELEASES.

a. Equipment Collateral Releases. Bank agrees to release individual pieces of equipment constituting the Equipment Collateral from the lien of the Security Agreement in the event of a sale of, or termination of Borrower’s lease for, the underlying real property on which such Equipment Collateral is located (each, an “Equipment Release”) upon satisfaction of the following conditions: (i) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (ii) the cost to Bank of any such Equipment Release shall be borne by Borrower, including the reasonable fees and costs of Bank’s counsel; (iii) Borrower shall have delivered to Bank at least five (5) days’ prior written notice of Borrower’s request for such Equipment Release; (iv) Borrower shall have provided satisfactory evidence to Bank of the pending sale of, or termination of the lease for, the underlying real property on which such Equipment Collateral is located; and (v) in connection with such Equipment Release, Borrower shall have repaid the principal amount outstanding under each applicable Term Note evidencing the Equipment Loan Advance used to finance the acquisition of such Equipment Collateral in an amount equal to the original cost of such Equipment Collateral to be released pursuant to such Equipment Release (the “Equipment Release Fee Amount”); provided, however, that no payment of the Equipment Release Fee Amount shall be required in connection with the first five (5) Equipment Releases in any Equipment Release Period.

c.
Real Property Collateral Releases. Bank agrees to release individual parcels of the Real Property Collateral from the lien of the Deed of Trust and/or Mortgage, as applicable (each, a “Partial Release”) upon satisfaction of the following conditions: (i) no Event of Default, and no event that, with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing under the Transaction Documents; (ii) the cost to Bank of any such Partial Release shall be borne by Borrower, including Bank’s counsel’s fees and costs; (iii) Borrower shall have delivered to Bank at least five (5) days’ prior written notice of Borrower’s request for such Partial Release; (iv) Borrower shall have provided satisfactory evidence to Bank that such Partial Release is pursuant to a written sales contract on commercially reasonable terms; (v) if applicable, Bank shall have received from Borrower a survey, plat, subdivision plat and/or such other evidence acceptable to Bank evidencing that such parcel of Real Property Collateral is a separate, legal parcel of real property; and (vi) in connection with such Partial Release, Borrower shall have curtailed the principal amount outstanding under the Real Estate Loan by the Release Fee Amount, which curtailment shall be applied by Bank to the Real Estate Note as Bank may elect.

[SIGNATURE PAGES FOLLOW]

15 © M&T Bank, 2004

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

[SIGNATURE PAGE]

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BANK:

M&T BANK,

a New York banking corporation

By: /s/ Katie Kong (SEAL)

Name: Katie Kong

Title: Senior Vice President

16 © M&T Bank, 2004

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

[SIGNATURE PAGE]

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER:

GPM INVESTMENTS, LLC,

ADMIRAL REAL ESTATE I, LLC,

COLONIAL PANTRY HOLDINGS, LLC,

FLORIDA CONVENIENCE STORES, LLC,

GPM APPLE, LLC,

GPM GAS MART REALTY CO, LLC,

GPM MIDWEST, LLC,

GPM MIDWEST 18, LLC,

GPM SOUTHEAST, LLC,

GPM1, LLC,

GPM2, LLC,

GPM3, LLC,

GPM4, LLC,

GPM5, LLC,

GPM6, LLC,

GPM8, LLC,

GPM9, LLC,

NEXT DOOR GROUP, LLC,

NEXT DOOR RE PROPERTY, LLC,

PRIDE CONVENIENCE HOLDINGS, LLC,

PRIDE MANAGEMENT, LLC,

PRIDE OPERATING, LLC,

VILLAGE PANTRIES MERGER SUB, LLC,

VILLAGE PANTRY SPECIALTY HOLDING, LLC,

VILLAGE VARIETY STORE OPERATIONS, LLC, and

VIVA PANTRY & PETRO OPERATIONS, LLC,

each a Delaware limited liability company

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

By: /s/ C. Galagher Jeff (SEAL)

Name: Charles Galagher Jeff

Title: Chief Financial Officer

COMMONWEALTH/STATE OF )

) TO-WIT

CITY/COUNTY OF )

The foregoing instrument was acknowledged before me, , Notary Public, this ____ day of , 2026, by Maury Bricks and Charles Galagher Jeff, who have each presented identification of (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as General Counsel and Chief Financial Officer, respectively, of each of GPM Investments, LLC, Admiral Real Estate I, LLC, Colonial Pantry Holdings, LLC, Florida Convenience Stores, LLC, GPM Apple, LLC, GPM Gas Mart Realty Co, LLC, GPM Midwest, LLC, GPM Midwest 18, LLC, GPM Southeast, LLC, GPM1, LLC, GPM2, LLC, GPM3, LLC, GPM4, LLC, GPM5, LLC, GPM6, LLC, GPM8, LLC, GPM9, LLC, Next Door Group, LLC, Next Door RE Property, LLC, Pride Convenience Holdings, LLC, Pride Management, LLC, Pride Operating, LLC, Village Pantries Merger Sub, LLC, Village Pantry Specialty Holding, LLC, Village Variety Store Operations, LLC, and Viva Pantry & Petro Operations, LLC, each a Delaware limited liability company, on its behalf.

Notary Public

Registration Number:

My commission expires:

Notary Seal (sharp, legible, reproducible)

17 © M&T Bank, 2004

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

[SIGNATURE PAGE]

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

BORROWER (continued):

MARSH VILLAGE PANTRIES, LLC,

MUNDY REALTY, LLC,

PANTRY PROPERTY, LLC, and

VILLAGE PANTRY, LLC,

each an Indiana limited liability company

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

By: /s/ C. Galagher Jeff (SEAL)

Name: Charles Galagher Jeff

Title: Chief Financial Officer

COMMONWEALTH/STATE OF )

) TO-WIT

CITY/COUNTY OF )

The foregoing instrument was acknowledged before me, , Notary Public, this ____ day of , 2026, by Maury Bricks and Charles Galagher Jeff, who have each presented identification of (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as General Counsel and Chief Financial Officer, respectively, of each of Marsh Village Pantries, LLC, Mundy Realty, LLC, Pantry Property, LLC and Village Pantry, LLC, each an Indiana limited liability company, on its behalf.

Notary Public

Registration Number:

My commission expires:

Notary Seal (sharp, legible, reproducible)

18 © M&T Bank, 2004

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

[SIGNATURE PAGE]

Acknowledgment. Guarantor acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

GUARANTOR:

ARKO CONVENIENCE STORES, LLC,

a Delaware limited liability company

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

By: /s/ C. Galagher Jeff (SEAL)

Name: Charles Galagher Jeff

Title: Chief Financial Officer

COMMONWEALTH/STATE OF )

) TO-WIT

CITY/COUNTY OF )

The foregoing instrument was acknowledged before me, , Notary Public, this ____ day of , 2026, by Maury Bricks and Charles Galagher Jeff, who have each presented identification of (a United States Passport, a certificate of United States citizenship, a certificate of naturalization, an unexpired foreign passport, an alien registration card with photograph, a state issued driver’s license or a state issued identification card or a United States military card), and voluntarily acknowledged this instrument as General Counsel and Chief Financial Officer, respectively, of Arko Convenience Stores, LLC, a Delaware limited liability company, on its behalf.

Notary Public

Registration Number:

My commission expires:

Notary Seal (sharp, legible, reproducible)

BANK USE ONLY

Authorization Confirmed:

Signature

19 © M&T Bank, 2004